EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES APRIL CASH DISTRIBUTION

Dallas, Texas, April 17, 2025 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE: CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.032110 per unit, payable on May 14, 2025, to unitholders of record on April 30, 2025. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	12,000	78,000	$69.99	$5.86

Prior Month Distribution	19,000	97,000	$73.40	$5.05

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $136,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $4,567,000, including accrued interest of $1,223,000.

Cash Reserves

In accordance with Section 3.08 of the Cross Timbers Royalty Trust Indenture, the Trustee has withheld $50,000 from this month’s distribution to increase the amount of cash in the reserve account. The Trustee intends to continue to withhold $50,000 from distributable funds per month until the cash reserve has reached $1,500,000.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839